Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated June 26, 2009, into the previously filed Registration Statements (Nos. 333-147409 and 333-156614) on Form S-8 of First Horizon National Corporation, relating to the statements of net assets available for benefits of First Horizon National Corporation Savings Plan (the Plan) as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008, including the supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year), December 31, 2008, which report appears in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ KPMG LLP
Memphis, Tennessee
June 26, 2009